Exhibit 99.1

LYDALL ANNOUNCES RETIREMENT OF CEO DAVID FREEMAN AND APPOINTMENT OF DALE G. BARNHART AS SUCCESSOR

MANCHESTER, CT, AUGUST 3, 2007 – Lydall, Inc. (NYSE:LDL)—The Board of Directors of Lydall, Inc. today announced that David Freeman has decided to retire as President and Chief Executive Officer of the Company, a position he assumed in July 2003. Following a transition period, Mr. Freeman will retire at the end of October. The Board also announced that Dale G. Barnhart has been appointed as President and Chief Executive Officer to replace Mr. Freeman. Barnhart will begin on August 27, 2007.

Freeman, a member of Lydall’s Board since 1998, came out of retirement in mid-2003 to become the Chief Executive Officer of the Company. Before joining Lydall, he was Chairman and CEO of Loctite Corporation until 2000. Following his retirement from Loctite, he was a Professor of International Business at Central Connecticut State University.

Freeman commented, “My time at Lydall has been a challenging and rewarding experience. When I accepted the position to lead Lydall four years ago, one of my first priorities was to strengthen the organization and the depth of our management team. With this accomplished, we directed our attention to renewing our focus on innovation through new-product development and on marketing efforts. And, finally, we tackled reducing costs and improving quality through our Lean Six Sigma program. I’m pleased with the progress that management and all employees have made on these fronts.

“The Board and I have been discussing the next phase of Lydall’s strategic growth for several months. I believe that whoever crafts the plan should be around to implement the plan, and I was not able to commit to this time frame. As a result, a search was begun for the next CEO of Lydall. That now being completed, I am happy to turn the leadership reins of Lydall over to Dale Barnhart. I have every confidence in Dale’s ability to take the Company to the next plateau, and I will assist him in any way I can. He has over 30 years of international business experience which will be very important to Lydall’s future growth. He also has proven strategic planning and implementation skills, as well as extensive knowledge of the markets that Lydall serves.

“I look forward to re-retiring, however, I will very much miss working with Lydall’s employees. They are a fine group of dedicated and talented people.”

Barnhart also complimented Lydall’s employees, “I’m looking forward to working with David Freeman and the management team at Lydall to ensure a smooth transition. I’ve heard great things about the employees of Lydall, both from the Board and from the market place. I’m fortunate to be joining the Company on the threshold of its next stage of growth, and I look forward to being a part of it.”

Barnhart (age 55) comes to Lydall from Synventive Molding Solutions where he has served as Chief Executive Officer since 2004. Synventive is a provider of hot runner systems, machine nozzles, temperature controllers and sprue bushings for the injection molding industry. The company, with operations in the United States, Europe, and China, supplies the automotive, electronics, and cellular communications industries, among others. He and his team developed a business plan focused on products strategy, Asian expansion, and lean implementation and grew the business by 16 percent in two years and nearly doubled EBITDA in one year.

Previous to Synventive Molding Solutions, Barnhart spent some time as a consultant working with two private equity groups. From 2000 to 2003, he was president of Invensys Climate Control with responsibility for a $1.2 billion global business unit providing products and services to the heating, ventilating and air conditioning and commercial refrigeration markets. Previous to that, Barnhart held various senior management positions at Ranco North America, WolverineTube, Emerson Electric (Copeland Corporation), and BF Goodrich.

Barnhart holds ME and BS degrees in electrical engineering from the University of Louisville in Louisville, Kentucky.

Lydall, Inc. is a New York Stock Exchange listed company, Headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors that May Affect Future Results

Stockholders are referred to Lydall’s 2006 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 54 percent of Lydall’s 2007 year-to-date net sales, dependence on large customers, pricing pressure from OEM automotive customers, changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and filtration/separation products, and copper used in active thermal products. In addition, increases in energy pricing, inherent risks at international operations, expansion into new geographic regions, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies, and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com